Exhibit (iv)

February 5, 2018

Mr. Jeremy McLeod

Vice President

Eaton Vance Corporation

2 International Place

Boston, MA  02110

Re: Calvert Funds

ICI Mutual Insurance Company Blanket Bond No. 00125217B (“Bond”)

ICI Mutual D&O/E&O Policy No. 00125217D (“Policy”)

Dear Jeremy:

I hereby confirm that the premiums and taxes due for the above referenced Bond and Policy have been paid for the period December 31, 2017 through December 31, 2018.

Feel free to call me at (800) 643-4246 if you have any questions.

Sincerely,

/s/ Catherine Dalton

Catherine Dalton

Underwriting Manager

ICI Mutual Insurance Group

ICI Mutual Insurance Company, a Risk Retention Group | ICIM Services, Inc. | ICI Mutual Insurance Brokers, Inc.